ASSIGNMENT AGREEMENT

THIS AGREEMENT dated as of February 28, 2006.

BETWEEN:

PRIMECAP RESOURCES INC. a Colorado, U.S.A resident company having an office located at 412 – 848 North Rainbow Boulevard, Las Vegas, Nevada, U.S.A., 89107 – 1103

(the "Assignor")

OF THE FIRST PART

AND:

TAO MINERALS INC., a Nevada, U.S.A. resident company having an office located at 80 South Court Road, Thunder Bay, Ontario, Canada P7B 2X4

(the "Assignee")

OF THE SECOND PART

WHEREAS:

A.    The Assignor has been granted, by way of Heads of Agreement dated August 23, 2004 (the “HOA”), the option to acquire a 100% interest in certain exploration and mining concessions in Columbia, South America known as the Risaralda-La Golondrina, which is identified as an Exploitation Concession, Title No. D14-082 comprising 94,676 Hectares (the “Property”);

B.    The Assignor has agreed to assign the option to the Assignee, subject to the terms and conditions contained hereinafter;

C.    The Assignor and the Assignee entered into a Letter Agreement dated February 1, 2006 (the "Letter Agreement"); and

D.    The Assignor and the Assignee now wish to restate and clarify their respective rights and obligations under the aforesaid Letter Agreement such that this Agreement replaces and supersedes all earlier agreements respecting the rights and obligations of the Assignor and the Assignee relating to the subject matter hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by each party to each of the other parties, and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS
1.1.	Definitions - In this Agreement:
(a)

"Exploration Expenditures" means all cash, expenses, obligations and liabilities of whatever kind or nature spent directly or indirectly by the Operator, without duplication, in connection with the Exploration and Development of the Property, including without limiting the generality of the foregoing, all monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in acquiring facilities, in payment of the fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons, and in supervision of management of all work done with respect to such persons and for the benefit of the Property;

(b)

"Exploration and Development" means, without duplication, all direct and indirect work (including without limitation Property preparation, analysis, administration and filing, and all activities incidental thereto) conducted or incurred by the Operator at its instruction or on its behalf, for the purpose of determining the existence of Product on the Property;

(c)	"Gold Equivalent" means Gold + Silver x Silver Recovery x Silver Price divided by Gold Price x Gold Recovery and is more particularly described in Paragraph 8 of the HOA;
(d)	“Heads of Agreement” means the agreement dated August 23, 2004, executed between the Assignor, Minera San Jorge S.A. de C.V., Geosermin S.A. and Nueva California S.A.;
(e)	"Operator" means the person who is, pursuant to Section 7.1, responsible for carrying out the Exploration and Development of the Property;
(f)	"Option" means the option to acquire a 100% undivided interest in and to the Property as provided in this Agreement;
(g)

"Option Period" means the period from the date this Agreement is duly executed and appropriate regulatory approvals have been obtained to and including the earlier of the date the Assignee acquires a vested interest in the Property pursuant to this Agreement or the termination of this Agreement in accordance with the terms hereof;

(h)	"Property" means the mineral claims described in Schedule "A" hereto, and the interest of the Assignor in such mineral claims and all mining leases and other mining interests derived from any such claims or incorporated into the Property by the terms of this Agreement;

(i)

"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, either before or after the date of this Agreement, that are necessary for the exploration and development of the Property or for the purpose of placing the Property into production or continuing production therefrom; and

(j)

"Royalty" means the 1% net smelter return royalty, calculated and payable in accordance with Schedule “D” of the HOA on any metal production from the Property following commencement of commercial production, which royalty is more particularly described in Paragraph 3 hereof.

Other capitalized terms used in this Agreement will have the meanings ascribed to them herein.

2.	ASSIGNMENT
2.1.

Assignment - The Assignor hereby assigns to the Assignee its exclusive and irrevocable right and option to acquire, from Nueva California S.A. (Costa Rica), a one hundred percent (100%) undivided interest in and to the Property, free and clear of all liens, charges, encumbrances and adverse claims, except for the Net Smelter Return Royalty in favor of Minera San Jorge S.A. (“Minera”), and/or Geosermin S.A. (“Geosermin”), more particularly described in the HOA (the "Option").

2.2.	Cash and Share Consideration

As consideration for the Assignment, the Assignee will:

(a)	pay to the Assignor $150,000.00, on or before March 15, 2006: and
(b)

issue to the Assignor, or to its nominee(s), 2,500,000 shares in its capital, which shares will be issued contemporaneous with the payment of the $150,000.00 described in Subparagraph 2.2(a) of this Agreement, or within 14 days of the execution of this Agreement, whichever is the later.

2.3.

Obligations of the Assignee - Subject to the terms of this Agreement, the Assignee, as further consideration for the Assignment, will honor the payment obligations required to be made by the Assignor pursuant to the provisions of the HOA, as follows:

(i)	Payment Obligations

The Assignee will pay, to Nueva, the following:

(a)	US$30,000.00 upon execution of the HOA, which amount has been paid;
(b)	US$20,000.00 on or before August 23, 2005, which amount has been paid;
(c)	US$32,000.00 on or before August 23, 2006;
(d)	US$40,000.00 on or before August 23, 32007;
(e)	US$48,000.00 on or before August 23, 2008; and
(f)	US$160,000.00 on or before August 23, 2009.

2.4          Obligations of the Assignor – Subject to the terms of this Agreement, the Assignor, as consideration for the Assignment, will honor the share issuances required to be made pursuant to the provisions of the HOA, as follows:

(ii)	Share Issuances

The Assignor will ensure that the following share issuances, to Minera and/or Geosermin, are completed:

(a)	200,000 shares of the Assignor, as of August 23, 2004, which issuance has been completed;
(b)	200,000 shares of the Assignor, as of August 23, 2005, which issuance has been completed;
(c)	300,000 shares of the Assignor, as of August 23, 2006;
(d)	300,000 shares of the Assignor, as of August 23, 2007.

In addition, the Assignor will issue the shares in its capital to Nueva California S.A., (Costa Rica) required to be issued by Subparagraph 6(c) of the HOA.

3.	ROYALTY

Pursuant to the provisions of the HOA, Minera and/or Geosermin will retain the right to a 1% net smelter return royalty (the “Royalty”), calculated and payable in accordance with Schedule “D” of the HOA, on any metal production from the Property following commencement of commercial production. The Royalty will be increased in the event project financing is arranged for commercial production based on a bankable feasibility study demonstrating a Gold Equivalent Resource, as that term is defined at Paragraph 8 0f the HOA, in excess of 1 million ounce discovered within the Property, as follows:

(a)

for open pit production with a recovered Gold Equivalent grade of 2.5 to 3.5 g/t, the Royalty will be increased from 1% to 2%, and with a Gold Equivalent grade above 3.5 g/t the Royalty will be increased from 25 to 3%; and

(b)

for underground production with a recovered Gold Equivalent grade of 10g/t, the Royalty will b e increased from 1% to 2%, and with a recovered Gold Equivalent grade above 12g/t, the Royalty will be increased from 2% to 3%.

The Gold Equivalent, and the prices of gold and silver at any given time, will be calculated in accordance with Paragraph 8 of the HOA.

4.	BONUS PAYMENTS

In the event a project financing is arranged for commercial production from the Property, based on a bankable feasibility study, for a Gold Equivalent Resource of in excess of 2 Million ounces, the Assignor will, as a bonus payment, arrange for the issuance, to Minera and/or Geosermin, or their nominees, of an additional 1,000,000 shares in its capital

In the event a project financing is arranged for commercial production from the Property, based on a bankable feasibility study, for a Gold Equivalent resource on excess of 3 Million ounces, the Assignor will, as a bonus payment, arrange for the issuance, to Minera and/or Geosermin, of an additional 1,000,000 shares in its capital, for a total of 2,000,000 shares in the aggregate.

5.	EXPLORATION OF THE PROPERTY
5.1	Operator – The Assignee will be the Operator of the Property.

5.2          Vesting of Option - Upon the payment of the amounts required by this Agreement, the Option will be deemed to have been exercised, with no further action of the Assignee being required, and at that time the Assignor will cause a transfer of an undivided 100% interest in the Property to be transferred to the Assignee.

5.3          Dropping Claims - The Assignee will have the right to drop Claims if, acting reasonably, it determines that they are of insufficient value to keep them in good standing, having regard to all factors considered by it to be relevant, including the level of funding to be provided hereunder.

6.	DEFAULT AND TERMINATION

6.1          Termination by Assignee - The Assignee may, at any time, upon 30 days prior written notice to the Assignor, before title to the Property has vested in the Assignee pursuant to this Agreement, terminate this Agreement.

6.2          Termination by Assignor - If, at any time during the Option Period, the Assignee fails to perform any obligation required to be performed by it hereunder, the Assignor may terminate this Agreement, provided that it will have given to the Assignee a written notice of default containing particulars of the obligation which the Assignee has not performed and provided that the Assignee has not cured such default within 30 days of having received notice of the default.

6.3          Obligations of Assignee upon Termination - If this Agreement is terminated in accordance with section 5.1 or 5.2 of this Agreement, the Assignee will have no further interest in and to the Property or this Agreement except that the Assignee will:

(a)

deliver at no cost to the Assignor within 30 days of such termination, originals and all copies of all reports, maps, assay results and other relevant technical data in the possession of the Assignee with respect to the Property; and

(b)	deliver to the Assignor an acknowledgment of abandonment and release of any interest in the Property or under this Agreement.

6.4          Survival - The obligations and rights of the Assignee under section 5.3 will survive the termination of this Agreement.

6.5          Non-Refundable Payment - For greater certainty, any money paid by the Assignee pursuant to Article 2 will be non-refundable.

7	EVENTS DURING THE OPTION PERIOD – OPERATOR

7.1          Operator - The Assignee will be the Operator of the Property during the Option Period and will be responsible for carrying out all Exploration and Development on the Property.

7.2          Subcontracting - The Assignee will be entitled to subcontract any or all of the Exploration and Development activities.

7.3          Program - Upon request of the Management Committee the Assignee will prepare a Program and submit it to the Management Committee.

7.4          Exploration Expenditures - The Assignee will only expend the funds on Exploration Expenditures.

7.5          Additional Expenditures - Notwithstanding Section 7.4, the Assignee may expend funds on non-Exploration Expenditures as long as the expenses are for the benefit  of the Property.

7.6          Report of Expenditures - Within sixty (60) days of the end of each   calendar year during which the payment obligations described in Section 2.3 remain outstanding, the Assignee will provide a report detailing how the funds were spent in the preceding calendar year.

8.	EVENTS DURING THE OPTION PERIOD - NEW CLAIMS
8.1	Area of Interest - For the purpose of Section 8.2:

(a)          "Area of Mutual Interest" means any mineral properties or land located within five (5) kilometers of any of the mineral claims comprising the Property; and

(b)          "Staked" means staking by or on behalf of any party to this Agreement or any of their directors, officers or controlling shareholders.

8.2          New Claims - If, as a direct result of any geophysical till sampling performed pursuant to a Program, new ground, inside or outside the Area of Mutual Interest, is Staked or, if as a direct result of any other Exploration and Development conducted on the Property, new ground within the Area of Interest is Staked (in either case called the "New Ground"), then:

(a)           the Assignee will be the registered owner of the mineral claims on the New Ground; and

(b)          the New Ground will be considered to form part of the Property and will be subject to the terms of this Agreement, provided that where the terms of the Agreement are inconsistent with this Article 9, then this Article 9 will govern the New Ground.

9.	REGISTRATION AND ESCROW HOLDER

9.1          Registration of Agreement - Upon request of the Assignee and at the expense of the Assignee, the Assignor will assist the Assignee to record this Agreement with the appropriate mining records office or other regulatory authority.

9.2          Escrow Holder - As soon as conveniently possible after the execution of this Agreement the Assignor will execute such transfer documents as the Assignee and its counsel may reasonably deem necessary to assign, transfer and assure to the Assignee good, safe holding and marketable title to an undivided one hundred percent (100%) interest in and to the Property, and as soon as conveniently possible after the execution of this Agreement the Assignee will execute such discharge documents as the Assignor and its counsel may reasonably deem necessary to discharge this Agreement with the appropriate mining recorder's office (together called the "Transfer Documents"). The Transfer Documents together with a copy of this Agreement will be delivered to the Assignee’s British Columbia lawyer, who agrees to be bound by the provisions of this section 8.2, and who is acceptable to both parties, acting reasonably (hereinafter called the "Escrow Holder"). The Escrow Holder will:

(a)	deliver the Transfer Documents to such party as both the Assignor and the Assignee may jointly direct;
(b)	deliver the Transfer Documents to the Assignee at the written request of the assignor;
(c)

deliver the Transfer Documents to the Assignee upon receipt of a statutory declaration sworn by an officer of the Assignee certifying that the Assignee entitled to delivery of the Transfer Documents, together with proof satisfactory to the Escrow Holder that at least thirty (30) days' written notice was given to the Assignor of the Assignee's intention to request delivery of the Transfer Documents, unless prevented by Order of a Court of competent jurisdiction;

(d)	deliver the Transfer Documents to the Assignor at the request of the Assignee; or
(e)

deliver the Transfer Documents to the Assignor upon receipt of a statutory declaration sworn by an officer of the Assignor certifying that the Assignor is entitled to delivery of the Transfer Documents, together with proof satisfactory to the Escrow Holder that at least thirty (30) days' written notice was given to the Assignee of the Assignor's intention to request delivery of the Transfer Documents, unless prevented by Order of a Court of competent jurisdiction;

9.3          Indemnity - The Assignor and the Assignee each agree to jointly and severally hold harmless the Escrow Holder from all claims, actions and damages arising out of its acting pursuant to the above instructions.

10	EVENTS AFTER VESTING OF OPTION

10.1       Vesting of title - If and when the Assignee has done everything required to exercise the Option, a 100% undivided right, title and interest in and to the Property will vest in the Assignee, subject only to the Royalty.

11	ASSIGNMENTS AND TRANSFERS

11.1       Prohibition - Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its interest herein or to the Property without the prior written consent of the other Party, such consent not to be unreasonably withheld, provided that any Party may at any time at its sole discretion and without prior approval of the other Party assign and transfer its interest to any wholly owned subsidiary, subject at all times to the requirement that any such subsidiary remain wholly owned by the Party failing which any such interest must be immediately transferred back to such Party hereto, and provided further that any transfer of all or any part of a Party's interest herein to its wholly owned subsidiary will be accompanied by the written agreement of any such subsidiary to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

11.2       Transfers - Subject to section 10.4, the Assignee may at any time during the Option Period, with the prior consent of the Assignor, which consent may not be unreasonably withheld, sell, transfer or otherwise dispose of all of its interest in and to the Property and this Agreement; provided that it will not be unreasonable for the Assignor to withhold its consent if the proposed transferee cannot demonstrate its financial ability to comply with the obligations of the Assignee hereunder.

11.3       Conditions to Granting Consent - It is a condition of the Assignor granting consent under section 12.2 that any transferee will have first delivered to the Assignor an agreement in writing regarding this Agreement and the Property, in a form satisfactory to the Assignor, containing:

(a)

a covenant by such transferee to perform all the obligations of the Assignee to be performed under this Agreement in respect of the interest to be acquired by it from the Assignee to the same extent as if this Agreement had been originally executed by such transferee; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Article 12.
12	ARBITRATION

12.1       Arbitration - The parties agree that all questions or matters in dispute with respect to this Agreement or as required by this Agreement, will be settled by arbitration, and will be submitted to arbitration pursuant to the terms hereof.

12.2       Notice - It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof that such party must have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in section 13.3.

12.3       Appointment of Arbitrators - The party desiring arbitration will appoint one arbitrator and will notify the other party of such appointment. The other party will, within 15 days after receiving such notice, either consent to the appointment of such arbitrator or appoint a second arbitrator. If the other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator or does not consent to the appointment of the first arbitrator by the party desiring arbitration, then the first arbitrator will be the only arbitrator.

12.4      Appointment of Chairman - Where two arbitrators are named, those arbitrators will, within 10 days of the appointment of the second arbitrator and before proceeding to act, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration. If the two arbitrators are unable to agree on the appointment of the chairman, the chairman will be appointed under the provisions of the Commercial Arbitration Act (British Columbia) or any successor legislation.

12.5       Arbitration Procedure - The chairman or the single arbitrator, if only one arbitrator is appointed, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties. The chairman will preside over the arbitration and determine all questions of procedure not provided for under the Commercial Arbitration Act or this section. Except as specifically otherwise provided in this section, the arbitration herein provided for will be conducted in accordance with the Commercial Arbitration Act.

12.6      Award - After hearing any evidence and representations that the parties may submit, the single arbitrator or the arbitrators, as the case may be, will make an award in writing and will deliver one copy to each of the parties. The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, .will be final and binding upon each of them. The expense of the arbitration will be paid as specified in the award.

13	REPRESENTATIONS AND WARRANTIES

13.1       Representations of the Assignor - The Assignor represents and warrants to the Assignee that:

(a)	the Property is comprised of the mineral claims described in Schedule "A" attached hereto and that the Assignor validly holds an option to acquire an undivided 100% interest in the Property;
(b)

to the best of the knowledge, information and belief of the Assignor the mineral claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and, as of the date hereof are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other requirements under the laws, and regulations of that jurisdiction;

(c)

the Assignor or its nominee is and will be during the term of this Agreement and at the time of the transfer to the Assignee of the option to acquire an undivided one hundred percent (100%) interest in the Property, the recorded holder of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, other than the Royalty;

(d)	other than as may be set out in Schedule "A" or elsewhere in this Agreement, to the best of the knowledge, information and belief of the Assignor:

(i)           there is no adverse claim or challenge to the ownership of or title to the mineral claims comprising the Property or which may impede development, nor to the knowledge, information and belief of the Assignor is there any basis therefor, other than potential aboriginal land claims which may exist from time to time;

(ii)          there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof; and

(iii)         no person has any royalty or other interest whatsoever in production from the mineral claim comprising the Property except as disclosed in this Agreement;

(e)

the Assignor has been duly incorporated and validly exists as a corporation in good standing under the laws of the state of Nevada, U.S.A. and is in good standing with respect to the filing of annual returns and reports;

(f)

the Assignor is legally entitled to hold the Property and the Property Rights under the laws of the jurisdiction in which the Property is situate and will remain so entitled until the option to acquire the undivided 100% interest in the Property has been duly transferred to the Assignee as contemplated hereby;

(g)	the Assignor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement;
(h)

the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Assignor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Assignor is a party or by which it is bound or to which it or the Property may be subject; and

(i)

no proceedings are pending for, and the Assignor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Assignor or the placing of the Assignor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

13.2	Representations of the Assignee - The Assignee represents and warrants to the Assignor that:

(a)          the Assignee has been duly incorporated and validly exists as a corporation in good standing in the state of Nevada, U.S.A. and is in good standing with respect to the filing of annual returns and reports;

(b)          the Assignee is legally entitled to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(c)          the Assignee has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement;

(d)          the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Assignee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Assignee is a party or by which it is bound;

(e)          upon receipt of final acceptance from any applicable securities and regulatory authorities having jurisdiction, the Assignee will have duly obtained all regulatory approvals and authorizations necessary to enable it to enter into this Agreement and to perform its obligations hereunder; and

(f)           no proceedings are pending for, and the Assignee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Assignee or the placing of the Assignee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

13.3	Survival - The representations and warranties contained in this Article 14 will survive the execution hereof and the completion of the transactions contemplated hereby.
13.4

Indemnity - Each party will indemnify and save harmless the other party from and against all losses, costs, damages, actions and suits arising out of or in connection with any misrepresentation made by it and contained in this Agreement.

14	NOTICES

14.1       Notices - Each notice, demand or other communication required or permitted to be given under this Agreement will be sufficiently given if in writing and sent by prepaid registered mail deposited in a Post Office in Canada addressed to the party entitled to receive the same, or delivered or telecopied to such party at the following respective addresses for the parties:

In the case of the Assignor:

1112 – 848 North Rainbow Blvd

Las Vegas, Nevada

USA 89107-1103

                In the case of the Assignee:

80 South Court Road

Thunder Bay, Ontario

Canada, P7B 2X4

14.2       Date of Delivery - The date of delivery of a notice, demand or other communication made in accordance with section 15.1 will be the date of delivery thereof if actually delivered to the party or its agent, or if telecopied the date of delivery will be deemed conclusively to be the first business day following transmission, or if given by registered mail, the date of delivery will be deemed conclusively to be the fourth business day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of delivery will be the date on which the notice, demand or other communication is actually received by the addressee.

14.3       Notice of Change of Address - Any party may at any time and from time to time change its address for service by notice given to the other parties in the manner aforesaid.

15	MISCELLANEOUS

15.1       Confidential Information - No information furnished by any party to the other party to this Agreement in respect of the activities carried out on the Property, or related to the sale of minerals, are, bullion or other Products derived from the Property, will be published by the other party without the prior written consent of the first party, but such consent in respect of the reporting of factual data will not be unreasonably withheld by the first party, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporate laws and regulations.

15.2       No Partnership - The parties have not created a partnership and nothing contained in this Agreement or in any prior agreements between the parties will in any manner constitute any party the partner, agent, or legal representative of any other party, nor' create any fiduciary relationship between them for any purpose whatsoever. No party will have authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as maybe expressly provided herein or except as may be agreed upon in writing between the parties from time to time.

15.3       Entire Agreement - The parties acknowledge that there have been various discussions, negotiations, understandings and agreements among them relating to the Property, and it is their intention to terminate and replace all prior option agreements and amending agreements relating to the Property with this Agreement. The parties acknowledge that this Agreement, together with all schedules, sets out the entire agreement among the parties, subject to any subsequent agreement which may be evidenced in writing.

15.4       Number and Gender - Wherever the neuter and singular are used in this Agreement it will be deemed to include the plural, masculine and feminine, and vice versa, as the context requires.

15.5       Agreement References - References to "this Agreement", "hereof” and similar phrases will mean this Agreement as a whole and not to any particular section or paragraph hereof.

15.6       Sections and Headings - The division of this Agreement into Parts and sections, and the use of headings herein, are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

15.7       Governing Laws - This Agreement will be governed by and construed in accordance with the laws of the state of Nevada, U.S.A. and the parties agree to submit to the jurisdiction of the courts of the state of Nevada with respect to any legal proceedings arising hereunder, except to the extent that the location of the Property in Colombia may require reference to the laws or courts of Colombia.

15.8       Currency – Except where otherwise stated, all references to sums of money herein will mean lawful currency of Canada.

15.9       Schedules - The following schedules are incorporated into this Agreement by reference:

Schedule "A" - Description of Property

15.10     Severability - If any provision of this Agreement is determined to be illegal or unenforceable, such provisions will be ineffective to the extent of such illegality or unenforceability, but will not invalidate or affect the validity or enforceability of the remaining provisions of this Agreement.

15.11     Waivers - No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver of any other breach or default;

15.12     Further Assurances - The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

15.13	Time of Essence - Time will be of the essence in this Agreement.

15.14     Successors and Assigns - Subject to any contrary provisions herein, this Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.15     Counterparts - This Agreement may be executed in as many counterparts as may be necessary and each of which will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date set forth above, and any such counterpart may be delivered by way of facsimile transmission.

IN WITNESS WHEREOF the parties hereto have affixed their common seal in the presence of their officers duly authorized in that behalf to have effect as of the day above written.

PRIMECAP RESOURCES INC.
Per:

/s/ signed
Authorized Signatory

TAO MINERALS INC.
Per:

/s/ signed
Authorized Signatory

Schedule “A”

DESCRIPTION OF PROPERTY

CLAIM/CONCESSION	Risaralda – La Golondrina
HECTARES	94,6767
TITLE NUMBER	D14-082
TYPE OF CONCESSION	Exploitation
TITLE HOLDER/REPRESENTATIVE	Jaime Roberto Alvarez
TYPE OF AGREEMENT	OC

TOTAL: 94,6767

(note: Maps to be sent by courier)